Exhibit 21.1

                                  SUBSIDIARIES

Pacific Magtron, Inc.                -    wholly-owned California corporation

Frontline Network Consulting, Inc.   -    majority owned (95%) California
                                          corporation

Lea Publishing, Inc.                 -    wholly-owned California corporation

Pacific Magtron (GA), Inc.           -    wholly-owned Georgia corporation

PMI Capital Corporation              -    wholly-owned California corporation

LiveWarehouse, Inc.                  -    wholly-owned California corporation